AMENDED AND RESTATED
                                   SCHEDULE A
                             DATED FEBRUARY 19, 1998
                         TO THE ADMINISTRATION AGREEMENT
                             DATED FEBRUARY 28, 1992
                                     BETWEEN
                                THE PILLAR FUNDS
                                       AND
                               SEI FUND RESOURCES

Pursuant to the Agreement, the Administrator shall provide services to the following Portfolios:

U.S. Treasury Securities Money Market Fund
Prime Obligation Money Market Fund
Tax-Exempt Money Market Fund
Short-Term Investment Money Market Fund
Fixed Income Fund
New Jersey Municipal Securities Fund
Intermediate-Term Government Securities
Equity Growth Fund
Equity Income Fund
Equity Value Fund (formerly, Equity Aggressive Growth Fund)
Balanced Fund (formerly, Balanced Growth Fund)
U.S. Treasury Securities Plus Money Market Fund
Pennsylvania Municipal Securities Fund
GNMA Fund

Pursuant to Article 10, the Administrator shall provide services to the following additional Portfolios (collectively, with the foregoing Portfolios):

International Growth Fund
Institutional Select Money Market Fund
Mid Cap Fund

Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for the Portfolios which is calculated daily and paid monthly at an annual rate as follows:

 .20% of average daily net asssets of each Portfolio.